                                                                    EXHIBIT 23.3



              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated September 13, 1996 with respect to the combined financial statements of HealthCare Financial Partners, Inc. and HealthPartners, DEL, L.P. for the years ended December 31, 1995 and 1994 and the period from inception April 22, 1993 to December 31, 1993 and the financial statements of HealthPartners Funding, L.P. for the year ended December 31, 1995 and the period from inception September 12, 1994 to December 31, 1994 included in the Registration Statement No. 333-12479 on Form S-1 as amended, dated November 20, 1996, and the related Prospectus of HealthCare Financial Partners, Inc.


                                     /s/ McGladrey & Pullen, LLP

                                     McGladrey & Pullen, LLP



Richmond, Virginia
November 20, 1996